Exhibit 1.2

DEBT-FOR-EQUITY EXCHANGE AGREEMENT

DEBT-FOR-EQUITY EXCHANGE AGREEMENT dated as of [            ], 2013 (this “Agreement”), among PFIZER INC., a Delaware corporation (“Pfizer”), J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and MORGAN STANLEY & CO. LLC (collectively, the “Investment Entities”), and, solely with respect to Sections 4(b) and 6 through 16 hereof, ZOETIS INC., a Delaware corporation and a direct, wholly owned subsidiary of Pfizer (“Zoetis”).

WHEREAS, on January 10, 2013, each Investment Entity acquired the amount of debt obligations of Pfizer set forth opposite each Investment Entity’s name on Schedule I hereto (the “Pfizer Obligations”) and as of the date hereof continues to own the Pfizer Obligations;

WHEREAS, Pfizer desires to transfer certain shares of Class A common stock, par value $0.01 per share, of Zoetis (“Class A Common Stock”) to each of the Investment Entities in exchange for a portion of the Pfizer Obligations;

WHEREAS, each Investment Entity desires to transfer a portion of the Pfizer Obligations held by it to Pfizer in exchange for shares of Class A Common Stock; and

WHEREAS, immediately following the execution of this Agreement, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, in their capacity as representatives of the several underwriters (collectively, the “Underwriters”), the Investment Entities, Zoetis and Pfizer intend to enter into an underwriting agreement substantially in the form attached hereto as Annex B (the “Underwriting Agreement”) in connection with the initial public offering of Class A Common Stock.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

“Business Day” shall mean any day other than a day on which banks are permitted or required to be closed in New York City.

“First Exchange Closing Date” shall mean the date on which the First Exchange Closing (as defined below) occurs.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

2. The First Exchange and the Optional Exchange(s). (a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the First Exchange Closing, (i) Pfizer shall transfer to each Investment

Entity the number of shares of Class A Common Stock set forth opposite each Investment Entity’s name on Schedule II hereto (collectively, the “Firm Shares”), and each Investment Entity shall accept such Firm Shares, and, in exchange, (ii) each Investment Entity shall transfer to Pfizer the principal amount of Pfizer Obligations set forth opposite each Investment Entity’s name on Schedule III hereto (collectively, the “Firm Pfizer Obligations”), and Pfizer shall accept and retire such Firm Pfizer Obligations (the transactions described in clauses (i) and (ii), collectively, the “First Exchange”).

(b) The closing of the First Exchange (the “First Exchange Closing”) shall occur at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, at immediately prior to 9:00 a.m., New York City time, on the “Closing Date” as defined in and pursuant to the Underwriting Agreement (or at such other place or time as may be agreed upon by Pfizer and the Investment Entities), subject to satisfaction (or waiver) of the conditions set forth in Section 6 of this Agreement. At the First Exchange Closing, (i) Pfizer shall transfer to each Investment Entity the specified number of Firm Shares set forth on Schedule II hereto, and each Investment Entity shall accept the Firm Shares, in certificated form or as otherwise agreed by Pfizer and such Investment Entities and (ii) each Investment Entity shall transfer to Pfizer the specified principal amount of Firm Pfizer Obligations set forth on Schedule III hereto, and Pfizer shall accept and retire such Firm Pfizer Obligations, through the facilities of The Depository Trust Company (“DTC”) or as otherwise agreed by such Investment Entities and Pfizer.

(c) In addition, Pfizer agrees, at the option of the Investment Entities, to exchange up to the total number of shares of Class A Common Stock set forth opposite each Investment Entity’s name on Schedule IV hereto (collectively, the “Optional Shares,” and, together with the Firm Shares, the “Shares”) in accordance with this paragraph (c) and paragraph (d) below. Upon written notice (an “Exercise Notice”) from the Investment Entities given to Pfizer from time to time on or before the thirtieth day following the date hereof, each which notice shall state the number of Optional Shares to be exchanged by each Investment Entity (which may be all or less than all of the number of Optional Shares set forth opposite each Investment Entity’s name on Schedule IV hereto), subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement at each Optional Closing Date (as defined below) (i) Pfizer shall transfer to each Investment Entity the number of Optional Shares set forth in the Exercise Notice, and each Investment Entity shall accept such Optional Shares and, in exchange, (ii) each Investment Entity shall transfer to Pfizer a principal amount of Optional Pfizer Obligations (as defined below) (rounded down to the nearest $1,000) equal to (x) the number of Optional Shares to be exchanged by such Investment Entity as specified in the Exercise Notice multiplied by (y) the dollar value set forth on Schedule VI applicable to such Optional Closing Date (as defined below), and Pfizer shall accept and retire such Optional Pfizer Obligations from each Investment Entity (the transactions described in clauses (i) and (ii), collectively, an “Optional Exchange”). Notwithstanding the foregoing, the aggregate number of shares of Class A Common Stock to be included in all Optional Exchanges shall in no event exceed the total number of Optional Shares set forth on Schedule IV hereto and the aggregate principal amount of Optional Pfizer Obligations to be exchanged in all Optional Exchanges shall in no event exceed the total

Optional Pfizer Obligations amount set forth on Schedule V hereto (such total amount set forth on Schedule V, the “Optional Pfizer Obligations”).

(d) Each time for the exchange of Optional Shares for Optional Pfizer Obligations as contemplated by paragraph (c) above, is herein referred to as an “Optional Closing Date,” which may be the First Exchange Closing Date (the First Exchange Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be the fourth full Business Days after an Exercise Notice is given (or such other time as may be agreed upon by Pfizer and the Investment Entities). At any Optional Exchange Closing (as defined below), (i) Pfizer shall transfer the applicable Optional Shares to each Investment Entity, and each Investment Entity shall accept such Optional Shares, in certificated form or as otherwise agreed by Pfizer and the Investment Entities and (ii) each Investment Entity shall transfer the applicable Optional Pfizer Obligations to Pfizer, and Pfizer shall accept and retire such Optional Pfizer Obligations, through the facilities of DTC or as otherwise agreed by the Investment Entities and Pfizer. The closing of an Optional Exchange is herein referred to as an “Optional Exchange Closing.” To the extent that the number of Optional Shares to be exchanged in an Optional Exchange exceeds the number of shares of Class A Common Stock held by Pfizer at such time, Pfizer shall convert, pursuant to the terms of Zoetis’ amended and restated certificate of incorporation, a number of shares of Class B common stock, par value $0.01, of Zoetis into Class A Common Stock equal to such excess prior to the relevant Optional Closing Date.

3. Assignment of Rights by Pfizer and the Investment Entities.

(a) Effective as of the First Exchange Closing, (i) Pfizer hereby assigns to each Investment Entity all its rights arising out of or in respect of the specified number of Firm Shares set forth opposite each Investment Entity’s name on Schedule II hereto, and each Investment Entity hereby consents to such assignment and (ii) each Investment Entity hereby assigns to Pfizer all its rights arising out of or in respect of the specified principal amount of Firm Pfizer Obligations set forth opposite each Investment Entity’s name on Schedule III hereto, and Pfizer hereby consents to each such assignment.

(b) Effective as of any Optional Exchange Closing, (i) Pfizer hereby assigns to each Investment Entity all its rights arising out of or in respect of the specified number of Optional Shares set forth opposite each Investment Entity’s name on Schedule IV hereto (to the extent such shares are to be exchanged in such Optional Exchange), and each Investment Entity hereby consents to such assignment and (ii) each Investment Entity hereby assigns to Pfizer all its rights arising out of or in respect of the specified principal amount of Optional Pfizer Obligations set forth opposite each Investment Entity’s name on Schedule V hereto (to the extent such Optional Pfizer Obligations are to be exchanged in such Optional Exchange), and Pfizer hereby consents to each such assignment.

4. Representations and Warranties. (a) Pfizer hereby represents and warrants to each of the Investment Entities that:

(i) all consents, approvals, authorizations and orders necessary for the execution and delivery by Pfizer of this Agreement, the Underwriting Agreement, each of the Separation Agreements to which Pfizer is a party and for the transactions contemplated hereunder and thereunder, have been obtained; and Pfizer has the full right, power and authority to enter into this Agreement, the Underwriting Agreement and each of the Separation Agreements and to perform the transactions hereunder and thereunder, except (A) for the registration of the Shares under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and under applicable state securities laws in connection with the purchase and distribution of the Shares by the Underwriters, (B) as will have been obtained or made on or prior to the Closing Date and (C) for such consents, approvals, authorizations, orders, licenses, registrations or qualifications the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on Pfizer or Pfizer’s ability to perform its obligations hereunder and thereunder;

(ii) the execution, delivery and performance by Pfizer of this Agreement, the Underwriting Agreement and each of the Separation Agreements to which Pfizer is a party and the consummation by Pfizer of the transactions contemplated herein, in the Underwriting Agreement and in the Separation Agreements to which Pfizer is a party will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Pfizer pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Pfizer is a party or by which Pfizer is bound or to which any of the property or assets of Pfizer is subject, (B) result in any violation of the provisions of the charter or by-laws of Pfizer or (C) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over Pfizer, except, in the case of clauses (A) and (C) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on Pfizer or Pfizer’s ability to perform its obligations hereunder and thereunder;

(iii) each of this Agreement, the Underwriting Agreement and the Separation Agreements to which Pfizer is a party has been duly authorized, and when executed and delivered by Pfizer and, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a valid and legally binding agreement of Pfizer enforceable against Pfizer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(iv) Pfizer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing (to the extent such concept exists) or have such power or authority would not, individually or in the aggregate, have a material adverse effect on Pfizer or on the performance by Pfizer of its obligations under this Agreement, the Underwriting Agreement and the Separation Agreements;

(v) assuming that none of the Investment Entities has notice of any adverse claims with respect to the certificates representing the Shares (the “Certificates”) then, upon delivery to the Investment Entities of such certificate indorsed in blank by an effective indorsement, the Investment Entities will acquire such Certificates (and the shares represented thereby) free of any adverse claims under Section 8-303 of the Uniform Commercial Code as in effect on the date hereof in the State of New York; and

(vi) Pfizer has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement, the Underwriting Agreement and each of the Separation Agreements, and Pfizer has not relied on any of the Investment Entities or their respective legal counsel or other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement, the Underwriting Agreement or each of the Separation Agreements.

(b) Zoetis hereby represents and warrants to each of the Investment Entities that:

(i) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Zoetis of this Agreement, the Underwriting Agreement and each of the Separation Agreements and the consummation by Zoetis of the transactions contemplated by the Separation Agreements, except (A) for the registration of the Shares under the Securities Act and such consents, approvals, authorizations, orders, licenses, registrations or qualifications as may be required by FINRA and under applicable state securities laws in connection with the purchase and distribution of the Shares by the Underwriters, (B) as will have been obtained or made on or prior to the Closing Date and (C) for such consents, approvals, authorizations, orders, licenses, registrations or qualifications the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect;

(ii) this Agreement, the Underwriting Agreement and each of the Separation Agreements have been duly authorized, and when executed and delivered by Zoetis or its applicable subsidiary and, assuming due authorization, execution and delivery by each of the other parties thereto, constitute valid and legally binding agreements of Zoetis or such subsidiary enforceable against Zoetis or such subsidiary in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(iii) Zoetis and each of its significant subsidiaries have been duly organized and are validly existing and in good standing (to the extent such concept exists) under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing (to the extent such concept exists) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing (to the extent such concept exists) or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect; and

(iv) when the Firm Shares are transferred to the Investment Entities at the First Exchange Closing in exchange for Firm Pfizer Obligations, and when any Optional Shares are transferred to the Investment Entities at any Optional Exchange in exchange for the applicable Optional Pfizer Obligations, (A) the Shares will have been duly and validly authorized and issued, and fully paid and non-assessable and (B) the Shares will have been approved for listing on the New York Stock Exchange.

(c) Each Investment Entity hereby, severally and not jointly, represents and warrants to Pfizer that:

(i) all consents, approvals, authorizations and orders necessary for the execution and delivery by such Investment Entity of each of this Agreement and the Underwriting Agreement and for the transactions contemplated hereunder and thereunder, have been obtained; and such Investment Entity has full right, power and authority to enter into this Agreement and the Underwriting Agreement and to perform the transactions contemplated by such Investment Entity hereunder and thereunder; each of this Agreement and the Underwriting Agreement has been duly authorized by, and when executed and delivered by, such Investment Entity and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes a valid and legally binding agreement of such Investment Entity enforceable against such Investment Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) the execution, delivery and performance by such Investment Entity of this Agreement and the Underwriting Agreement and the consummation by such Investment Entity of the transactions contemplated herein or therein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Investment Entity pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Investment Entity is a party or by which such Investment Entity is bound or to which any of the property or assets of such Investment Entity is subject that, individually or in the aggregate, would have a material adverse effect on such Investment Entity’s ability to perform its obligations under this Agreement, (B) result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Investment Entity or (C) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency that, individually or in the aggregate, would have a material adverse effect on such Investment Entity’s ability to perform its obligations under this Agreement;

(iii) such Investment Entity has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (to the extent such concept exists), is duly qualified to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged and to exchange the Shares for Pfizer Obligations and sell shares in the initial public offering contemplated by the Registration Statement;

(iv) such Investment Entity is in compliance with all laws, regulations and orders of any governmental authority applicable to its performance of its obligations hereunder, except where the failure to do so, individually or in the aggregate, would not have a material adverse effect and would not result in a prospective material adverse effect on the financial condition, results of operations, business or properties of the Investment Entities and their subsidiaries, take as a whole;

(v) on the date hereof and immediately prior to the First Exchange and any Optional Exchange, such Investment Entity will have good, valid, unencumbered and marketable title to the Pfizer Obligations owned by it, free and clear of any Liens. Upon the First Exchange (with respect to Firm Pfizer Obligations) and upon any Optional Exchange (with respect to Optional Pfizer Obligations to be exchanged in such Optional Exchange), in each case done in accordance with Section 2, good, valid, unencumbered and marketable title to the applicable Pfizer Obligations to be thereby exchanged by such Investment Entity shall pass to Pfizer, free and clear of any Liens, other than those arising from acts of Pfizer. To the knowledge of such Investment Entity, other than this Agreement, none of the Pfizer Obligations are subject to any contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of Pfizer Obligations;

(vi) such Investment Entity has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and the Underwriting Agreement, and such Investment Entity has not relied on Pfizer or Pfizer’s legal counsel or Pfizer’s other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or the Underwriting Agreement.

(vii) such Investment Entity acquired the Pfizer Obligations as principal for its own account on January 10, 2013, and has held the Pfizer Obligations as principal for its own account and has treated itself as the owner of the Pfizer Obligations for U.S. federal income tax purposes, in each case at all times since that date; and

(viii) other than this Agreement, such Investment Entity has not entered into any agreements or other arrangements with respect to the Pfizer Obligations with Pfizer, Zoetis or any of their affiliates.

5. Covenant of the Investment Entities. Each Investment Entity hereby, severally and not jointly, covenants to Pfizer that all of the Pfizer Obligations owned by such Investment Entity shall at all times continue to be owned by such Investment Entity as principal for its own account until the latest time at which the Pfizer Obligations could potentially be exchanged pursuant hereto, and such Investment Entity shall treat itself as the owner of all Pfizer Obligations owned by it for U.S. federal income tax purposes at all times until such date.

6. Conditions. (a) The obligations of the Investment Entities to exchange Pfizer Obligations for Shares at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) Pfizer shall have furnished to the Investment Entities an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Pfizer, dated the applicable Closing Date in the form of Exhibit B hereto;

(ii) the Private Letter Ruling (as defined in the Form of Global Separation Agreement, filed as Exhibit 10.1 to Amendment No. 1 to the Registration Statement) shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;

(iii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;

(iv) (A) the representations and warranties of Pfizer in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) Pfizer shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) Pfizer shall have furnished to the Investment Entities a certificate of Pfizer in a form reasonably satisfactory to the Investment Entities, signed by an authorized officer of Pfizer, in his or her capacity as an officer of Pfizer and not in his or her individual capacity, and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;

(v) (A) the representations and warranties of Zoetis in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) Zoetis shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) Zoetis shall have furnished to the Investment Entities a certificate of Zoetis in a form reasonably satisfactory to the Investment Entities, signed by an Executive Vice President, Corporate Secretary or Treasurer of Zoetis and dated the applicable Closing Date, to the effect set forth in clause (A) and (B) above;

(vi) the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect and the conditions to the obligations of the Underwriters to purchase and pay for the applicable Shares as set forth in Section 9(a), (b) (with respect to Pfizer and Zoetis only), (c), (d), (e)(x), (e)(y), (f)-(h), (k)-(n), (p) and (r) (with respect to Pfizer and Zoetis only) of the Underwriting Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied prior to the applicable closing pursuant to the Underwriting Agreement); and

(vii) Pfizer shall have furnished to each Investment Entity a properly completed and executed certification of non-foreign status substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

In the event that any of the conditions set forth in this clause (a) shall not have been fulfilled (or waived by the Investment Entities) on the First Exchange Closing Date, this Agreement may be terminated by the Investment Entities by delivering a written notice of termination to Pfizer and Zoetis. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 6, 10 and 11 thereof, shall not be affected by any such termination of this Agreement.

(b) The obligations of Pfizer to exchange Shares for Pfizer Obligations at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) Each Investment Entity shall have furnished to Pfizer an opinion of Davis Polk & Wardwell LLP, counsel to each of the Investment Entities, dated the applicable Closing Date in the form of Exhibit C hereto.

(ii) (A) the representations and warranties of each Investment Entity in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) each Investment Entity shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) each Investment Entity shall have furnished to Pfizer a certificate of such Investment Entity in a form reasonably satisfactory to Pfizer, signed by an authorized officer and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;

(iii) the Private Letter Ruling (as defined in the Form of Global Separation Agreement, filed as Exhibit 10.1 to Amendment No. 1 to the Registration Statement) shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;

(iv) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable; and

(v) the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect and the conditions to the obligations of the Underwriters to purchase and pay for the applicable Shares as set forth in Section 9(b) (with respect to the Investment Entities only), 9(d), (e)(z), (i)-(k), (o) and (r) (with respect to the Investment Entities only) of the Underwriting Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied prior to the applicable closing pursuant to the Underwriting Agreement).

In the event that any of the conditions set forth in this clause (b) shall not have been fulfilled (or waived by Pfizer) on the First Exchange Closing Date, this Agreement may be terminated by Pfizer by delivering a written notice of termination to the Investment Entities and Zoetis. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 6, 10 and 11 thereof, shall not be affected by any such termination of this Agreement.

7. Termination of Agreement. This Agreement will be terminated if: (a) the Underwriting Agreement, substantially in the form attached hereto as Exhibit A, is not executed and delivered by the parties thereto by [            ], 2013 or (b) after the execution

and delivery of the Underwriting Agreement, the Underwriting Agreement is terminated in accordance with Section 12 thereof or by mutual written agreement parties thereto prior to the First Exchange Closing Date or, in the case of the Option Shares, prior to the Optional Closing Date.

8. Relationship of Parties. All acquisitions of Pfizer Obligations by each Investment Entity, all exchanges of Pfizer Obligations for Shares by each Investment Entity pursuant to this Agreement, all transactions described in the Underwriting Agreement and all other acts or omissions of each Investment Entity in connection with this Agreement, are for each Investment Entity’s own account and not for the account of Pfizer. No principal-agent relationship is, nor is intended to be, created between Pfizer and any Investment Entity by any of the provisions of this Agreement. Each of Pfizer and Zoetis acknowledges and agrees that each Investment Entity is acting solely in the capacity of an arm’s length contractual counterparty to Pfizer and Zoetis with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Underwriting Agreement) and not as a financial advisor or fiduciary to, or an agent of, Pfizer, Zoetis or any other person.

9. Public Announcements. No public release, announcement or other public disclosure concerning the First Exchange or any Optional Exchange shall be issued by Pfizer, Zoetis or any Investment Entity without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), except if limited solely to any information set forth in the Zoetis’ Registration Statement on Form S-1, any such release or announcement required by applicable law or the rules or regulations of any U.S. securities exchange (including any Exchange Act filing deemed required by the Pfizer or Zoetis to be so required), in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.

10. Survival of Provisions. The respective agreements, representations, warranties and other statements of Pfizer or their respective officers, each Investment Entity or its officers and Zoetis or its officers, in each case set forth in or made pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of each Investment Entity, Pfizer or Zoetis, and shall survive the First Exchange Closing and any Optional Closing.

11. Notices. All communications hereunder shall be in writing and addressed to the applicable party at its address set forth below or to such other address as such party may specify in writing:

(a)	if to the Investment Entities, to them at:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention:	Equity Syndicate Desk

Facsimile No.: (212) 622-8358

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10016

Attention:	c/o Syndicate Department, with a copy to ECM Legal

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention:	c/o Equity Syndicate Desk, with a copy to the Legal Department

Facsimile No.: (212) 507-4075

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Richard Truesdell, Jr., Esq.

Facsimile No.: (212) 701-5674

(b)	if to Pfizer, to it at:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention:	Treasurer

Facsimile No.: (212) 449-3940

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Stacy J. Kanter, Esq.
Dwight S. Yoo, Esq.

Facsimile No.: (212) 735-2000

(c)	if to Zoetis, to it at:

Zoetis Inc.

c/o Pfizer Inc.

5 Giralda Farms

Madison, New Jersey 07940

Attention:	General Counsel

Facsimile No.: (646) 563-9671

All communications hereunder shall be effective upon receipt and any such communication shall be deemed received (i) in the case of delivery by U.S. mail, on the date that such communication shall have been delivered to the recipient thereof, (ii) in the case of delivery by receipted delivery service, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the delivery service receipt therefor or (iii) in the case of delivery by a facsimile transmission, on the date and at the time that such communication shall have been delivered to the recipient thereof and confirmed by any standard form of telecommunications.

12. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person shall have any right or obligation hereunder.

13. Fees and Expenses. Each party hereto shall pay all of its own costs and expenses (including the fees of its own counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

16. Counterparts; Third-Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PFIZER INC.

by
Name:
Title:

J.P. MORGAN SECURITIES LLC,

by
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

by
Name:
Title:

MORGAN STANLEY & CO. LLC

by
Name:
Title:

As to Sections 4(b) and 6 through 16 only:

ZOETIS INC.

by
Name:
Title:

Schedule I

Investment Entities	Pfizer Obligations	Maturity Date of Pfizer Obligations

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Schedule II

Investment Entities	Firm Shares

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Schedule III

Investment Entities	Firm Pfizer Obligations (at maturity)

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Schedule IV

Investment Entities	Optional Shares

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Schedule V

Investment Entities	Optional Pfizer Obligations (at maturity)

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Schedule IV

Optional Closing Date	Optional Pfizer Debt per Optional Share

Exhibit A

[Form of Underwriting Agreement]